Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 16, 2006, accompanying the financial statements of SWS Group 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2005. We consent to the incorporation by reference of the aforementioned report in the Registration Statement of SWS Group 401(k) Profit Sharing Plan on Form S-8 (File No. 000-19483).

Grant Thornton LLP

Dallas, Texas

June 22, 2006